Exhibit 10.1

April 25, 2022

Cheryl Allegri

860 Garden Gate Path

Roswell, GA 30075

Dear Cheryl,

On behalf of Schweitzer-Mauduit International, Inc. (SWM), I am pleased to confirm your promotion to Corporate Controller & Chief Accounting Officer. Your annual salary will be $280,000, paid in accordance with the current payroll cycle. Your pay increase will be effective May 10, 2022, and your title will be effective on May 18, 2022.

Benefits: Your employee benefits will remain the same.

Paid Time Off (PTO): Your PTO will remain the same.

Annual Incentive Plan (AIP): Your AIP opportunity at the target level of performance will increase to 40% of your base salary with a maximum of 80%. The weightings for your AIP participation will be based on 60% Corporate and 40% mutually agreed upon Individual Objectives established with your manager. AIP awards are paid in the first quarter following the end of the year measured.

Long-Term Incentive Plan (LTIP): Your LTIP opportunity at the target level of performance will increase to 40% of your base salary, with a maximum LTIP opportunity equal to 80%. LTIP objectives are established by the Compensation Committee and will be based 100% upon corporate objectives. Earned awards will be in the form of restricted shares of SWM common stock.

Additionally, if the event of a position elimination, any eligible benefits will be calculated based on your full years of service worked with SWM, which will be calculated from your initial hire date.

On behalf of SWM, we are excited for your new opportunity and look forward to a mutually rewarding relationship.

Please sign and date this offer letter and return it to Linda Skorb in Human Resources.

Sincerely,

Andy Wamser

Executive Vice President & Chief Financial Officer

SWM

	/s/ Cheryl Allegri	April 25, 2022
Accepted:	Cheryl Allegri	Date